Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 Amendment No. 2 of our report dated March 31, 2023, relating to the audited consolidated financial statements of Digital Ally, Inc., as of and for the years ended December 31, 2022 and 2021, appearing in the Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

February 5, 2024